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                                 EXHIBIT A TO FORM 8-K


                          Press Release, Dated April 26, 1996




















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INCOMNET

FRIDAY:                                 NASDAQ:ICNT
FOR IMMEDIATE RELEASE
April 26, 1996

          Incomnet's Board Nominates Persons To Stand For Election

Incomnet, Inc. (Woodland Hills, CA) announced that its Board of Directors has nominated Melvyn Reznick, its President and Chief Executive Officer, Nancy Zivitz, Mark Richardson and Gerald Katell to stand for election to the Company's Board of Directors at the 1996 Annual Meeting of Shareholders. Mr. Reznick was also nominated to stand for election as the new Chairman of the Board of Directors.

Mr. Richardson and Mr. Katell are new nominees. Mr. Richardson is the Company's corporate counsel. He is a graduate of the University of Michigan. Mr. Katell is a successful real estate executive and business leader. Mr. Katell is a graduate of MIT with a Bachelor of Science and of Stanford University with a Masters Degree in Business Administration.

The attendees of the Board meeting unanimously declined to renominate Joel W. Greenberg, the present Chairman of the Board. The Board believes that Mr. Greenberg's requests for compensation in the form of cash payments and stock options are excessive in light of the compensation guidelines promulgated by the National Association of Corporate Directors ("NACD") and considering the number of stock options contemplated for the other directors. Mr. Greenberg's compensation demands are described in a Form 8-K filing, dated April 26, 1996.

The Company said that its Board, which was reconstituted in November 1995, adheres to nationally-accepted principles of corporate board governance, including compensation, as set forth by the NACD.

Mr. Greenberg is also not expected to be reelected to the Boards of either of the Company's subsidiaries, National Telephone & Communications, Inc. and Rapid Cast, Inc. On April 25, 1996, Mr. Greenberg notified the Company on April 24, 1996 that he intends to pursue a proxy election contest in connection with the Company's 1996 Annual Meeting of Shareholders. Mr. Albert Milstein, who presently serves on the Board, notified the Company that he does not wish to stand for reelection because he does not want to be involved in a proxy election contest.

Mr. Reznick is the beneficial owner of 205,300 shares of the Company's common stock and holds options to acquire 50,000 shares of the Company's common stock at $4.875

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per share and 100,000 shares at $4.37 per share. Mr. Reznick also has stock options that have not yet vested to acquire an additional 350,000 shares at prices from $4.37 to $4.87.

Mrs. Zivitz is the beneficial owner of 669,300 shares of the Company's common stock and holds stock options to acquire 25,000 shares of the Company's common stock at $4.37 per share. Mrs. Zivitz also has stock options to acquire 25,000 shares of the Company's common stock at $4.37 per share that have not vested.

Mr. Richardson holds options to acquire 15,000 shares of the Company's common stock at $4.37 per share. Mr. Richardson also has stock options to acquire 35,000 shares of the Company's common stock at $4.37 per share that have not vested.